UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 8, 2017

 Sophiris Bio Inc.

(Exact name of registrant as specified in its charter)

British Columbia	001-36054	98-1008712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1258 Prospect Street, La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-777-1760

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2017, Sophiris Bio Inc. (the “Company”), the Company’s wholly owned subsidiary, Sophiris Bio Corp. and its wholly-owned subsidiary, Sophiris Bio Holding Corp. (together, the “Subsidiaries”), and Silicon Valley Bank (“SVB”) entered into a Loan and Security Agreement (the “Loan and Security Agreement”) pursuant to which SVB has agreed to lend the Company up to $10.0 million in two term loans. On September 12, 2017, the Company borrowed $7.0 million from SVB under the Loan and Security Agreement.

Under the terms of the Loan and Security Agreement, the Company may, at its sole discretion, borrow from SVB up to an additional $3.0 million following the achievement of one of two milestone events which must occur prior to December 31, 2018. The milestone events for the additional $3.0 million are: (1) the Company receives net proceeds from the sale of the Company’s common shares of not less than $20.0 million and (2) the Company obtains positive Phase 2b data in its on-going Phase 2b localized prostate cancer study and has determined to continue to advance development in that indication.

The principal borrowed under the Loan and Security Agreement bears a fixed interest rate equal to the Prime Rate, fixed as of the funding date applicable to each term loan, plus two and one-half of a percent per annum (the “Loan Interest Rate”), which interest is payable monthly in arrears. The term loans mature on September 1, 2021 (the “Maturity Date”). Upon the earliest to occur of (i) the Maturity Date, (ii) the date the Company prepays all outstanding amounts under the Loan and Security Agreement or (iii) the date that all amounts under the Loan and Security Agreement become due and payable, the Company shall pay SVB an additional fee of 5% of the total principal amount borrowed (the “End of Term Charge”). The repayment terms are interest only payments through July 30, 2018 followed by 36 months of equal principal and interest payments. If it is determined by July 30, 2018 that the interim results from the Company’s on-going Phase 2b localized prostate cancer are positive and the Company has determined to continue to advance development per that indication, the interest only period will be extended to January 31, 2019 followed by 30 months of equal principal and interest payments. At its option, the Company may prepay all amounts owed under the Loan and Security Agreement (including all accrued and unpaid interest and the End of Term Charge), subject to a prepayment charge (the “Prepayment Charge”) that is determined based on the date the loan is prepaid.

In connection with the Loan and Security Agreement, the Company and the Subsidiaries granted to SVB a security interest in all of the Company’s and the Subsidiaries’ assets now owned or hereafter acquired, excluding intellectual property and certain other assets. The Loan and Security Agreement also provides for standard indemnification of SVB and contains representations, warranties and certain covenants of the Company and the Subsidiaries. While any amounts are outstanding under the Loan and Security Agreement, the Company is subject to a number of affirmative and restrictive covenants, including covenants regarding dispositions of property, business combinations or acquisitions, incurrence of additional indebtedness and transactions with affiliates, among other customary covenants. The Company is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions. Upon the occurrence of an event of default by the Company under the Loan and Security Agreement, SVB will have customary acceleration, collection and foreclosure remedies.

Pursuant to the Loan and Security Agreement, on September 8, 2017, the Company issued to SVB a warrant (the “Warrant”) to purchase an aggregate of up to 99,526 of the Company’s common shares at an exercise price of $2.11 per share. The Warrant will expire on September 8, 2024.

The foregoing summary is qualified in its entirety by reference to the Loan and Security Agreement and the form of Warrant, both of which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2017, with the U.S. Securities and Exchange Commission.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Company issued the Warrant in reliance on the exemption from registration provided for under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on the exemption from registration provided for under Section 4(2) of the Securities Act based in part on the representations made by SVB, including the representations with respect to SVB’s status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and SVB’s investment intent with respect to the Warrant and the underlying common shares.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sophiris Bio Inc.

September 13, 2017	By:	/s/ Peter Slover

Name: Peter Slover
Title: Chief Financial Officer